EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Merger Agreement”), is entered into as of July 13, 2007, between REIT Americas, Inc., a Maryland corporation (“RAI”), and Virium Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of RAI (“Subsidiary”).

Recitals:

WHEREAS, RAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with authorized capital stock consisting of 10,000,000 shares of common stock, $0.01 par value per share (the “Maryland Common Stock”);

WHEREAS, Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share (the “Delaware Common Stock”), and 20,000,000 shares of preferred stock, $0.001 par value per share;

WHEREAS, the Board of Directors of RAI has determined that, for purposes of effecting the reincorporation of RAI in the State of Delaware, it is advisable and in the best interests of RAI and the holders of shares of Maryland Common Stock (the “RAI Shareholders”) for RAI to merge with and into Subsidiary upon the terms and conditions set forth herein;

WHEREAS, the respective Boards of Directors of RAI and Subsidiary have authorized and approved the merger of RAI with and into Subsidiary subject to and upon the terms and conditions of this Merger Agreement, and have approved the terms of this Merger Agreement and directed that it be executed by the undersigned officers and submitted to the RAI Shareholders and the stockholder of the Subsidiary for their approval; and

WHEREAS, it is the intention of RAI and Subsidiary that the merger be a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.1. Merger of RAI into Subsidiary. At the Effective Time (as defined in Section 2.1), RAI shall merge with and into Subsidiary in accordance with the Maryland General Corporation Law (the “Maryland Law”) and the General Corporation Law of the State of Delaware (the “Delaware Law”).

The separate existence of RAI shall thereupon cease and Subsidiary shall be the surviving corporation (hereinafter referred to as the “Surviving Corporation”) and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of RAI and Subsidiary (together referred to as the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations, on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they had been of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Delaware Law; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against it to the same extent as if those debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of RAI, the RAI Shareholders, the Board of Directors of RAI and committees thereof, and the officers and agents thereof which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to RAI. The employees and agents of RAI shall become the employees and agents of Subsidiary and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of RAI. The requirements of any plans or agreements of RAI involving the issuance or purchase by RAI of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of the Surviving Corporation. The subsidiaries of RAI shall become the subsidiaries of the Surviving Corporation.

ARTICLE II.
EFFECTIVE TIME; EFFECT OF MERGER

Section 2.1. Effective Time. The Merger shall become effective on the date the Articles of Merger are filed by with the State Department of Assessment and Taxation of Maryland, or the date a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware, whichever filing occurs last (the “Effective Time”).

Section 2.2. Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in the Maryland Law, the Delaware Law and this Merger Agreement.

Section 2.3. Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 2.4. Directors and Officers. At the Effective Time, the directors and officers of RAI in office at the Effective Time shall retain their positions as the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Delaware law, until his or her successor is duly elected or appointed and shall qualify, or until his or her earlier death, resignation or removal.

Section 2.5. Change of Name. At the Effective Time, Virium Pharmaceuticals, Inc., the name set forth in Paragraph First of the Subsidiary’s Certificate of Incorporation, shall be the name of the Surviving Corporation.

ARTICLE III.
CONVERSION AND EXCHANGE OF STOCK

Section 3.1. Conversion.

(a)   Shares. At the Effective Time, each share of Maryland Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become one share of Delaware Common Stock.  The parties acknowledge and agree that the Effective Time shall occur following consummation of a 23.06062 to 1 reverse stock split (the “Reverse Stock Split”) with respect to the Maryland Common Stock and that the number of shares of Delaware Common Stock to be received by each holder of Maryland Common Stock shall reflect the effectiveness of such Reverse Stock Split.

(b)   Cancellation. At the Effective Time, each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time and held by RAI shall be canceled without any consideration being issued or paid therefor.

(c)   Stock Awards. At the Effective Time, each stock option, restricted stock award or other stock appreciation right (each, a “Stock Award”) of RAI then outstanding, whether vested or unvested, exercisable or unexercisable, without any action on the part of the holder thereof shall be converted into a Stock Award of the Surviving Corporation with respect to an equivalent number of shares of Delaware Common Stock.

Section 3.2. Exchange of Certificates. At the Effective Time, stock certificates representing Maryland Common Stock (as adjusted pursuant to the Reverse Stock Split) will automatically represent an equal number of shares of Delaware Common Stock. At any time after the Effective Time, the holders of Delaware Common Stock represented by certificates issued prior to the Effective Time, will be entitled, upon request, and surrender of such certificates, to the Surviving Corporation, to receive in exchange therefor a new stock certificate evidencing ownership of the same number of shares of Delaware Common Stock. If any new certificate is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate or other writing so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Delaware Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

ARTICLE IV.
MISCELLANEOUS

Section 4.1. Amendment. This Merger Agreement may be amended, modified or supplemented, in whole or in part, at any time prior to the Effective Time with the mutual consent of the respective Boards of Directors of RAI and Subsidiary to the full extent permitted under applicable law.

Section 4.2. Notices. All communication hereunder shall be in writing and, sent by mail, or by facsimile as set forth below:

If to RAI to:

REIT Americas, Inc.
2960 N. Swan Rd., Suite 300
Tucson, AZ 85712

with copies to:

Blank Rome LLP
1200 North Federal Highway
Suite 417
Boca Raton, FL 33432
Attn: Bruce C. Rosetto, Esq.
Fax: (561) 417-8186

If to Subsidiary to:

Virium Pharmaceuticals, Inc.
c/o REIT Americas, Inc.
2960 N. Swan Rd., Suite 300
Tucson, AZ 85712

Section 4.3. Abandonment; Postponement. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the respective Boards of Directors of RAI or Subsidiary, or the consummation of the Merger may be postponed for a reasonable period of time, without any action of the RAI Shareholders or stockholders of Subsidiary, notwithstanding the approval of this Merger Agreement by the RAI Shareholders or Board of Directors of either RAI or Subsidiary.

Section 4.4. Further Assurances. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of RAI, RAI and its directors and officers holding office at the Effective Time shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of RAI or otherwise to take any and all such action.

Section 4.5. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. In the event that any signature is delivered by facsimile or other means of electronic image transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronically transmitted signature page were an original thereof.

Section 4.6. Governing Law. This Merger Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of such state.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Merger Agreement have executed this Merger Agreement on and as of the day first written above.

REIT AMERICAS, INC.

By:	/s/ F. Dale Markham
Name: F. Dale Markham
Title: President

VIRIUM PHARMACEUTICALS, INC.

By:	/s/ F. Dale Markham
Name: F. Dale Markham
Title: President